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                                                                EXHIBIT 12.1

Acceptance Insurance Companies Inc.
Computation of Ratio of Earnings to Fixed Charges
(Amounts in thousands)
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                                                                                                            Three        Three
                                                                                                            Months       Months
                                 Year Ended      Year Ended     Year Ended     Year Ended   Year Ended      Ended        Ended
                                 December 31,    December 31,   December 31,   December 31,  December 31,  March 31,    March 31,
                                    1992           1993            1994           1995         1996          1996        1997
                                 ----------     -------------  -----------    ------------   -----------   ---------    ---------
Pre-tax income from
  continuing operations.....      $  (610)       $  7,991        $ 17,712      $  5,343     $  33,490    $ 6,296      $ 5,323

Add:
Share of net loss of
  investee..................        1,165             301             297           265         1,052         64           54
Fixed charges...............        4,766           2,625           2,536         3,686         6,134      1,578        1,545

Deduct:
Minority interest in net
  income....................         (216)           (238)            (80)            0             0          0            0

Pre-tax income from
  continuing operations
  (adjusted)................        5,105          10,679          20,465         9,294        40,676      7,938        6,922

Fixed charges:
Interest charges............        4,428           2,235           1,693         2,591         4,896      1,253        1,157
  Fixed charge component of
  rental expense............          338             390             843         1,095         1,238        325          388
Total Fixed charges.........        4,766           2,625           2,536         3,686         6,134      1,578        1,545

Ratio of earnings to
  fixed charges.............         1.07x           4.07x           8.07x         2.52x         6.63x      5.03x        4.48x

Rental expense..............        1,014           1,169           2,529         3,286         3,715        975        1,164
Fixed component % ..........        33.33%          33.33%          33.33%        33.33%        33.33%     33.33%       33.33%
Fixed charge component of
  rental expense............          338             390             843         1,095         1,238        325          388
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